UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                               (Amendment No. __)*



                                 SPIEGEL, INC./1/
         --------------------------------------------------------------
                                (Name of Issuer)


                              COMMON STOCK, CLASS A
         --------------------------------------------------------------
                         (Title of Class of Securities)


                                    848457107
                      ------------------------------------
                                 (CUSIP Number)


                                 July 13, 1998
        -----------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Scheule is filed:

          |X|  Rule 13d-1(b)

          |_|  Rule 13d-1(c)

          |_|  Rule 13d-1(d)


--------------------
\1\ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that Section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                        Page 2 of 9
CUSIP No. 848457107                                               Spiegel, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Berger Associates, Inc. ID No. 13-2750052
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    -0-
                          ------------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   941,500
                          ------------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   -0-
                          ------------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     941,500
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            941,500
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                         |_|

--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            6.4%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

            IA, CO
--------------------------------------------------------------------------------

Schedule 13G                                                        Page 3 of 9
CUSIP No. 848457107                                               Spiegel, Inc.
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Kansas City Southern Industries, Inc., ID No. 44-0663509
--------------------------------------------------------------------------------
   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) |_|
                                                                    (b) |_|
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
       NUMBER OF           5     SOLE VOTING POWER

         SHARES                    -0-
                          ------------------------------------------------------
      BENEFICIALLY         6     SHARED VOTING POWER

        OWNED BY                   -0-
                          ------------------------------------------------------
          EACH             7     SOLE DISPOSITIVE POWER

       REPORTING                   -0-
                          ------------------------------------------------------
         PERSON            8     SHARED DISPOSITIVE POWER

          WITH                     -0-
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            -0-
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
         SHARES                                                         |X|
            Excludes shares beneficially owned by Berger Associates, Inc. as to which beneficial ownership is disclaimed.
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            0%
--------------------------------------------------------------------------------
  12      TYPE OF REPORTING PERSON

            HC, CO
--------------------------------------------------------------------------------

Schedule 13G                                                        Page 4 of 9
CUSIP No. 848457107                                               Spiegel, Inc.
--------------------------------------------------------------------------------


Item 1.

         (a)      Name of Issuer:     SPIEGEL, INC.

         (b)      Address of Issuer's Principal Executive Offices:

                  3500 LACEY ROAD
                  DOWNERS GROVE, ILLINOIS  60515-5432

Item 2.

         (a)      Name of Person Filing:

                  (1)      BERGER ASSOCIATES, INC.
                  (2)      KANSAS CITY SOUTHERN INDUSTRIES, INC.

         (b)      Address of Principal Business Office:

                  (1)      BERGER ASSOCIATES, INC.
                           210 UNIVERSITY BOULEVARD, SUITE 900
                           DENVER, COLORADO  80206

                  (2)      KANSAS CITY SOUTHERN INDUSTRIES, INC.
                           114 WEST 11TH STREET
                           KANSAS CITY, MO  64105

         (c)      Citizenship:

                  (1)      Berger Associates, Inc.:   DELAWARE

                  (2)      Kansas City Southern Industries, Inc.:   DELAWARE

         (d)      Title of Class of Securities:   COMMON STOCK, CLASS A

         (e)      CUSIP Number:     848457107

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

         (a) Broker or Dealer registered under Section 15 of the -------- Act

Schedule 13G                                                        Page 5 of 9
CUSIP No. 848457107                                               Spiegel, Inc.
--------------------------------------------------------------------------------


         (b)               Bank as defined in section 3(a)(6) of the Act
                  --------

         (c) Insurance Company as defined in section 3(a)(19) of -------- the Act

         (d) Investment Company registered under section 8 of the -------- Investment Company Act

         (e)         X     Investment Adviser registered under section 203 of
                  -------- the Investment Advisers Act of 1940/1/

         (f) Employee Benefit Plan, Pension Fund which is subject -------- to the provisions of the Employee Retirement Income
                           Security Act of 1974 or Endowment Fund; see section 240.13d-1(b)(1)(ii)(F)

         (g)         X     Parent Holding Company, in accordance with
                  -------- section 240.13d-1(b)(1)(ii)(G) (Note:  See Item 7)/2/

         (h)               Group, in accordance with section
                  -------- 240.13d-1(b)(1)(ii)(H)

Item 4.           Ownership

         (a)      Amount Beneficially Owned:

                  (1)      Berger Associates, Inc.:      941,500*

                           *The filing of this statement shall not be construed as an admission that Berger Associates, Inc. is, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

                           Berger Associates, Inc. is a registered investment adviser which furnishes investment advice to a number of mutual funds and institutional clients. As a result of its role as investment adviser or sub-adviser to the Funds as well

--------------------
/1/  Berger Associates, Inc. is a registered investment adviser.

/2/ Kansas City Southern Industries, Inc. ("KCSI") is the parent holding company of Berger Associates, Inc. KCSI owns 100% of Berger Associates, Inc. and is filing this statement solely as a result of such stock ownership which may be deemed to give KCSI control over Berger Associates, Inc.

Schedule 13G                                                        Page 6 of 9
CUSIP No. 848457107                                               Spiegel, Inc.
--------------------------------------------------------------------------------


                           as institutional clients, Berger Associates, Inc. may be deemed to be the beneficial owner of securities held by such funds or clients.

                  (2)      Kansas City  Southern Industries, Inc.:   0**

                           **Kansas City Southern Industries, Inc. ("KCSI") does not own of record any shares of Spiegel, Inc., it has not engaged in any transaction in Spiegel, Inc. Common Stock, Class A, and it does not exercise any voting or investment power over shares of Spiegel, Inc. Common Stock, Class A. All shares reported herein have been acquired by Berger Associates, Inc.'s mutual fund clients and KCSI specifically disclaims beneficial ownership over any shares of Spiegel, Inc. Common Stock, Class A.

                           Accordingly, the filing of this statement shall not be construed as an admission that KCSI is, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

         (b)      Percent of Class:

                  (1)      Berger Associates, Inc.:     6.4%*

                           *The filing of this statement shall not be construed as an admission that Berger Associates, Inc. is, for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, the beneficial owner of any securities covered by this statement.

                  (2)      Kansas City  Southern Industries, Inc.    0.0%**

                           **See Item 4(a)(2).

         (c) Number of shares as to which such person has:

                  (1)      Berger Associates, Inc.:

                           (i)      Sole power to vote or to direct the
                                    vote:       0

                           (ii)     Shared power to vote or to direct the
                                    vote:   941,500

                           (iii)    Sole power to dispose or to direct the
                                    disposition of:         0

Schedule 13G                                                        Page 7 of 9
CUSIP No. 848457107                                               Spiegel, Inc.
--------------------------------------------------------------------------------


                           (iv)     Shared power to dispose or to direct the
                                    disposition of:    941,500

                  (2)      Kansas City  Southern Industries, Inc.

                           (i)      Sole power to vote or to direct the
                                    vote:       0

                           (ii)     Shared power to vote or to direct the
                                    vote:     0*

                                    *See Item 4(a)(2).

                           (iii)    Sole power to dispose or to direct the
                                    disposition of:        0

                           (iv)     Shared power to dispose or to direct the
                                    disposition of:        0**

                                    **See Item 4(a)(2).

Item 5.           Ownership of Five Percent or Less of a Class:

                  N/A

Item 6.           Ownership of More than Five Percent on Behalf of Another
                  Person:

                  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding
                  Company:

                  THIS STATEMENT HAS BEEN FILED JOINTLY BY KCSI (PARENT HOLDING COMPANY) AND BERGER ASSOCIATES, INC. (ITS REGISTERED INVESTMENT ADVISER SUBSIDIARY) AND INFORMATION RELATING TO BERGER ASSOCIATES, INC. HAS BEEN INCLUDED HEREIN.

Item 8.           Identification and Classification of Members of the Group:

                  N/A

Item 9.           Notice of Dissolution of Group:

                  N/A

Schedule 13G                                                        Page 8 of 9
CUSIP No. 848457107                                               Spiegel, Inc.
--------------------------------------------------------------------------------


Item 10.          Certification:

                  BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED AND ARE HELD IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED AND ARE NOT HELD FOR THE PURPOSE OF OR WITH THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED AND ARE NOT HELD IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSE OR EFFECT.

Schedule 13G                                                        Page 9 of 9
CUSIP No. 848457107                                               Spiegel, Inc.
--------------------------------------------------------------------------------


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         BERGER ASSOCIATES, INC.:

                                         February 16, 1999
                                         ---------------------------------------
                                         Date

                                          /s/ Brian S. Ferrie
                                         ---------------------------------------
                                         Signature


                                         Brian S. Ferrie, Vice President -
                                            Compliance
                                         ---------------------------------------
                                         Name/Title


                                         KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                         February 16, 1999
                                         ---------------------------------------
                                         Date

                                          /s/ Louis G. Van Horn
                                         ---------------------------------------
                                         Signature

                                         Louis G. Van Horn,
                                         Vice President and Comptroller
                                         ---------------------------------------
                                         Name/Title

                                  EXHIBIT INDEX


Exhibit        Document                               Page No.
-------        --------                               --------

A              Joint Filing Agreement                 A-1

                                    Exhibit A
                                       to
                                  SCHEDULE 13G

                             Berger Associates, Inc.
                                       and
                      KANSAS CITY SOUTHERN INDUSTRIES, INC.


         Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, Berger Associates, Inc., a Delaware corporation, and Kansas City Southern Industries, Inc., a Delaware corporation, hereby agree that the preceding
Schedule 13G is being filed on behalf of each of them.

         IN WITNESS WHEREOF, the parties hereto have duly executed this agreement on this 16th day of February, 1999.

                                 BERGER ASSOCIATES, INC.:

                                 /S/ BRIAN S. FERRIE
                                 -----------------------------------------------
                                 Brian S. Ferrie
                                 Vice President - Compliance


                                 KANSAS CITY SOUTHERN INDUSTRIES, INC.

                                 /S/ LOUIS G. VAN HORN
                                 -----------------------------------------------
                                 Louis G. Van Horn,
                                 Vice President and Comptroller


                                       A-1